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                                       Exhibit 12a


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                             PUGET SOUND POWER & LIGHT COMPANY
                     STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                                 EARNINGS TO FIXED CHARGES
                                   (Dollars in Thousands)

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                                                          Year Ended December 31
                                          ------------------------------------------------
                                              1995      1994      1993      1992      1991
                                          ------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
  Pre-tax income:
    Net income per statement of income    $135,720  $120,059  $138,327  $135,720  $132,777
    Federal income taxes                    84,545    80,259    83,970    72,449    56,180
    Federal income taxes charged to
      other income - net                      (488)    1,556      (382)   (2,106)   (2,267)
    Undistbuted (earnings) or losses
      of less-than-fifty-percent-owned
      entities                                  --        --        --      (567)      (16)
                                          ------------------------------------------------
      Total                               $219,777  $201,874  $221,915  $205,496  $186,674

  Fixed charges:
    Interest on long-term debt            $ 81,115  $ 84,144  $ 86,030  $ 89,509  $ 84,791
    Other interest                          10,049     6,249     3,542    10,477     6,384
    Portion of rentals representative
      of the interest factor                 3,798     4,218     3,937     4,474     4,463
                                          ------------------------------------------------
      Total                               $ 94,962  $ 94,611  $ 93,509  $104,460  $ 95,638

  Earnings available for
    fixed charges                         $314,739  $296,485  $315,424  $309,956  $282,312
                                          ================================================
RATIO OF EARNINGS TO FIXED CHARGES           3.31x     3.13x     3.37x     2.97x     2.95x
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